Exhibit 5.1

Lincoln Educational Services 200 Executive Drive, Suite 340 - West Orange, NJ 07052 - Phone: 973-736-9340 - www.lincolntech.edu

June 26, 2020

Board of Directors
Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, NJ 07052

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

As the General Counsel of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), I have been requested to render this opinion in connection with the preparation and filing by the Company of a registration statement on Form S--8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,000,000 shares of the Company’s Common Stock, no par value per share (the “Shares”), that may be issued from time to time pursuant to the Lincoln Educational Services Corporation 2020 Long-Term Incentive Plan (the “Plan”).

In connection with the foregoing, I have reviewed originals or copies identified to my satisfaction of the following documents:

(a)          the Registration Statement;

(b)          the certificate of incorporation and by-laws of the Company, in each case as amended and restated to date; and

(c)        originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as I have deemed necessary as a basis for the opinions expressed below.

In my review, I have assumed the genuineness of all signatures, the authenticity of the originals of all documents, certificates and instruments submitted to me, the conformity with the originals of all documents submitted to me as copies and, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

I have not independently established the validity of the foregoing assumptions.

My opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index of the Registration Statement, and limited to the Business Corporation Act of the State of New Jersey, and I do not express any opinion herein concerning any other law.

Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in accordance with the terms of the Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

I understand that this opinion is to be used in connection with the Registration Statement. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am in the category of persons whose consent is required under the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Alexandra M. Luster
Alexandra M. Luster